Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 10, 2011	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER
AND FISCAL YEAR 2010 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 29, 2011 was $49.5 million, or $1.06 per share ($1.05 per share on a diluted basis).  Net income for the fiscal year ended January 29, 2011 was $134.7 million, or $2.92 per share ($2.86 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 29, 2011 increased 10.4 percent to $303.1 million from net sales of $274.4 million for the prior year 13-week fiscal quarter ended January 30, 2010. Comparable store net sales for the 13-week period ended January 29, 2011 increased 6.3 percent from comparable store net sales for the prior year 13-week period ended January 30, 2010.  Online sales (which are not included in comparable store sales) increased 17.3 percent to $21.1 million for the 13-week period ended January 29, 2011, compared to the 13-week period ended January 30, 2010.

Net sales for the 52-week fiscal year ended January 29, 2011 increased 5.7 percent to $949.8 million from net sales of $898.3 million for the 52-week fiscal year ended January 30, 2010.  Comparable store net sales for the 52-week period ended January 29, 2011 increased 1.2 percent from comparable store net sales for the prior year 52-week period ended January 30, 2010.  Online sales (which are not included in comparable store sales) increased 19.3 percent to $62.4 million for the 52-week period ended January 29, 2011, compared to the 52-week period ended January 30, 2010.

Net income for the fourth quarter of fiscal 2010 was $49.5 million, or $1.06 per share ($1.05 per share on a diluted basis), compared with $42.1 million, or $0.92 per share ($0.90 per share on a diluted basis) for the fourth quarter of fiscal 2009.

Net income for the fiscal year ended January 29, 2011 was $134.7 million, or $2.92 per share ($2.86 per share on a diluted basis), compared with $127.3 million, or $2.79 per share ($2.73 per share on a diluted basis) for the fiscal year ended January 30, 2010.

Management will hold a conference call at 10:00 a.m. EST today to discuss fourth quarter results.  To participate in the call, please call (800) 230-1085 and reference the conference code 194716.  A replay of the call will be available for a two-week period beginning March 10, 2011 at 12:00 p.m. EST by calling (800) 475-6701 and entering the conference code 194716.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 420 retail stores in 41 states.  As of the end of the fiscal year, it operated 420 stores in 41 states compared with 401 stores in 41 states at the end of fiscal 2009.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

SALES, Net of returns and allowances	$303,056	$274,446	$949,838	$898,287

COST OF SALES (Including buying,
distribution, and occupancy costs)	158,708	144,925	530,709	497,668

Gross profit	144,348	129,521	419,129	400,619

OPERATING EXPENSES:
Selling	57,060	50,620	177,610	168,741
General and administrative	9,583	10,964	30,752	32,416
	66,643	61,584	208,362	201,157

INCOME FROM OPERATIONS	77,705	67,937	210,767	199,462

OTHER INCOME, Net	1,042	1,402	3,911	3,674
GAIN (LOSS) - IMPAIRMENT OF SECURITIES	-	(388)	-	991

INCOME BEFORE INCOME TAXES	78,747	68,951	214,678	204,127

PROVISION FOR INCOME TAXES	29,293	26,809	79,996	76,824

NET INCOME	$49,454	$42,142	$134,682	$127,303

EARNINGS PER SHARE:
Basic	$1.06	$0.92	$2.92	$2.79

Diluted	$1.05	$0.90	$2.86	$2.73

Basic weighted average shares	46,446	45,919	46,183	45,699
Diluted weighted average shares	47,133	46,903	47,025	46,692

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	January 29,	January 30,
ASSETS	2011	2010 (1)

CURRENT ASSETS:
Cash and cash equivalents	$116,470	$135,340
Short-term investments	22,892	22,687
Receivables	14,363	6,911
Inventory	88,593	88,187
Prepaid expenses and other assets	14,718	11,684
Total current assets	257,036	264,809

PROPERTY AND EQUIPMENT:	342,413	305,974
Less accumulated depreciation and amortization	(173,179)	(159,392)
	169,234	146,582

LONG-TERM INVESTMENTS	66,162	72,770
OTHER ASSETS	2,412	4,742

	$494,844	$488,903

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,489	$24,364
Accrued employee compensation	36,018	41,463
Accrued store operating expenses	9,653	8,866
Gift certificates redeemable	17,213	13,507
Income taxes payable	-	3,830
Total current liabilities	96,373	92,030

DEFERRED COMPENSATION	7,727	5,957
DEFERRED RENT LIABILITY	37,430	36,657
OTHER LIABILITIES	7,649	-
Total liabilities	149,179	134,644

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
47,127,926 and 46,381,263 shares issued and outstanding
at January 29, 2011 and January 30, 2010, respectively	471	464
Additional paid-in capital	89,719	78,837
Retained earnings	256,146	275,751
Accumulated other comprehensive loss	(671)	(793)
Total stockholders’ equity	345,665	354,259

	$494,844	$488,903

(1) Derived from audited financial statements.